Exhibit 3.9
BV-BC Acquisition Corp.

CERTIFICATE OF INCORPORATION
OF
BV-BC Acquisition Corporation
     Pursuant to § 102 of the General Corporation Law of the State of Delaware
          The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:
          FIRST: The name of the Corporation is BV-BC Acquisition Corporation (the “Corporation”).
          SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
          FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is two hundred (200) shares of which:
          one hundred (100) shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and
          one hundred (100) shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).
          A. Common Stock.
               (1) Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the

State of Delaware Secretary of State Division of Corporations Delivered 03:57 PM 10/28/2004 Filed 03:50 PM 10/28/2004 SRV 040780168 — 3874008 FILE

assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.
               (2) Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.
               (3) Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, if any, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.
          B. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating optional or other lights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

FIFTH:	The name and mailing address of the Incorporator is as follows:

Daniel Fishbein

Mayer, Brown, Rowe & Maw LLP

1675 Broadway

New York, NY 10019.

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          SIXTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation.
          SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.
          EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
          NINTH: Terrence J. Anderson, c/o Broadview Networks Holdings, Inc., 59 Maiden Lane, New York, NY 10038, is appointed as sole director of the Corporation until his successor is appointed in accordance with the Bylaws of the Corporation or the Delaware General Corporation Law.
          TENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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          IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of October, 2004 and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.

/s/ Daniel Fishbein
Daniel Fishbein, Incorporator

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State of Delaware Secretary of State Division of Corporations Delivered 04:36 PM 01/14/2005 FILED 04:37 PM 01/14/2005 SRV 050036690 — 3874008 FILE
CERTIFICATE OF MERGER
MERGING
MCG IH II, INC.
WITH AND INTO
BV-BC ACQUISITION CORPORATION

Pursuant to Section 251 of the General
Corporation Law of the State of Delaware

     BV-BC Acquisition Corporation, a Delaware corporation (the “Company”), does hereby certify as follows:
     FIRST: Each of the constituent corporations, the Company and MCG IH II, Inc. (“MCG”), is a corporation duly organized and existing under the laws of the Stale of Delaware.
     SECOND: An Amended and Restated Agreement and Plan of Merger, dated is of November 22, 2004 (the “Merger Agreement”), by and among the Company, MCG, and certain other parties named therein, setting forth the terms and conditions of the merger of MCG with an into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.
     THIRD: The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be BV-BC Acquisition Corporation.
     FOURTH: The Certificate of Incorporation of the Company, as in effect on the date of the merger, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation.
     FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:
BV-BC Acquisition Corporation
59 Maiden Lane, 27th Floor
New York, NY 10038
A copy of the Merger Agreement will be provided, upon request and without cost, to any Stockholder of either constituent corporation.
     SIXTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
[Signature page follows]

     IN WITNESS WHEREOF, the surviving Corporation has caused this Certificate to be executed by the undersigned as of the 14th day of January, 2005.

BV-BC ACQUISITION CORPORATION
By:	/s/ Terrence J. Anderson
	Name:	Terrence J. Anderson
	Title:	President